APPENDIX M

PROXY VOTING POLICIES AND PROCEDURES

Adopted January 1, 2024

Law

Rule 206(4)-6 under the Advisers Act requires that an adviser that exercises voting authority over Advisory Client securities adopt and implement written proxy voting procedures reasonably designed to ensure that its voting is in the best interests of Advisory Clients in compliance with such rule.

Policy

To the extent the Firm is delegated responsibility and authority to vote proxies relating to portfolio securities held by Advisory Clients, it is the policy of the Firm to vote proxies in accordance with the proxy voting policies and procedures adopted by the delegating Advisory Client. In the absence of such policies, the general philosophy of the Firm is to vote proxies in a manner that, in its judgment, is most likely to maximize the value of the Advisory Client through consideration of all factors that are material to the risk-return analysis, including climate change and other ESG factors, by following the procedures noted below.

Procedures

Absent any material conflicts of interest, the relevant Portfolio Manager is responsible for voting the ballot pursuant to the Firm’s policy to vote proxies in a manner that, in its judgment, is most likely to maximize value on behalf of the Advisory Client through consideration of all factors that are material to the risk-return analysis, including climate change and other ESG factors.

Any material conflicts of interest will be brought to the attention of the Advisory Client by the CCO along with a recommendation with regards to the proxy vote for the Advisory Client’s approval.

The CCO is also responsible for monitoring regulatory requirements with respect to proxy voting.

The Firm will use Glass, Lewis & Co. (“Proxy Voting Agent”), a proxy advisory services company, to assist the Firm with voting proxies. Any exceptions to the use of Glass, Lewis & Co. must be approved by the CCO.

The Proxy Voting Agent may be unable to enter an informed vote in certain circumstances due to, among other reasons, the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in such instances. Proxy materials not delivered in a timely fashion may prevent analysis or entry of a vote by voting deadlines.

The Firm will maintain records of all proxies voted on behalf of Advisory Clients pursuant to Section 204-2 of the Advisers Act and other applicable laws. The recording of such information will be available to support the preparation and filing of Form N-PX on behalf of Advisory Client’s if so and as required.